Exhibit 10.21

Supplemental Lease Agreement

Party A: Jiada Hu

Party B: Shenzhen Ritar Power Co., Ltd.

Party A will lease the office owned by Party A itself, which is located at Room 22 F01, Block A, Tian’an Cyber Times Building, Futian District, Shenzhen to Party B for use of office. The size of it is 233 square meters and the original rental shall be increased from RMB 80 Yuan per square meter to RMB 120 Yuan per square meter. The rental per month shall be RMB 27,960 Yuan and shall be paid to the appointed bank account before the 18th each month. The lease term shall be one year from the 1st June 2006 to 30 May 2007.

Party A
/s/ Jiada Hu
Jiada Hu

Party B
Shenzhen Ritar Power Co., Ltd (Corporate Seal)

Date: 29 June 2006